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                                                                   Exhibit 10.41


April 30, 2004


PERSONAL AND CONFIDENTIAL

Mr. Charles E. Cheney
4316 Lake Point Ct.
Shoreview, MN 55126

Re:      Separation Agreement and Release

Dear Chuck:

As you know, your employment with Navarre Corporation ("Navarre") will terminate effective today, April 30, 2004 due to your resignation. The purpose of this Separation Agreement and Release letter ("Agreement") is to set forth the specific separation pay and benefits that Navarre will provide you in exchange for your agreement to the terms and conditions of this Agreement.

By your signature below, you agree to the following terms and conditions:

         1. End of Employment. Your employment with Navarre ended effective today, April 30, 2004. Pursuant to your Employment Agreement dated October 1, 1996, as amended, Navarre will provide the following payments and benefits to you:

                  a. Four Hundred Seventy Thousand and no/00 Dollars ($470,000), less applicable deductions and withholding, which represents your Base Salary for your last two years of full employment. Such compensation will be paid to you in monthly installments over the next forty-eight (48) months beginning in May 2004 and ending in April 2008. As required under your Employment Agreement, Navarre will make such payments to you if, and only if, you execute and return the Nonsolicitation and Noncompetition Agreement attached hereto as Exhibit A and strictly comply with the terms of such Agreement. By signing this Agreement, you acknowledge and agree that if you breach the Nonsolicitation and Noncompetition Agreement, the Company's obligation to make any additional payments under this Paragraph 1(a) shall cease immediately as of the date of the breach, for all time, irregardless of whether you later cure the breach.

                  b. Four Thousand Five Hundred Nineteen and no/00 Dollars ($4,519), less applicable deductions and withholding, which represents payment for accrued but unused vacation for the period February 1, 2004 through April 30, 2004. Such payment will be made to you on or before May 31, 2004.

         c. $__________[TBD], which represents payment for expense reimbursement. Such payment will be made to you on or before May 15, 2004.

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                  d. Coverage of your medical, dental and life insurance
benefits premiums at the Company's expense between May 1, 2004 and April 30, 2005, subject to the terms of Paragraph 2(b) below.

You are not eligible for any other payments or benefits except for those expressly described in this Agreement, provided that you sign and do not rescind this Agreement.

         2. Separation Pay and Benefits. Specifically in consideration of your signing this Agreement and subject to the limitations, obligations, and other provisions contained in this Agreement, Navarre agrees as follows:

                  a. To pay you One Hundred Nine Thousand Seven Hundred Seventy-Eight and no/100 Dollars ($109,778.00), less required deductions and withholding, to be paid in forty-eight (48) monthly installments beginning after the expiration of the rescission periods described in Paragraph 5 below; and

                  b. To provide coverage of your health, dental and life insurance benefits (with the exception of the Minnesota Life insurance policy that is currently held in your name by Navarre which shall be transferred to you, to do with as you see fit, promptly following the execution of this Agreement) at the Company's expense between May 1, 2005 and April 30, 2006. Navarre will discontinue such benefits coverage before April 30, 2006, if, and at such time as, you (1) are covered or eligible to be covered under the health, dental, or life insurance policy of a new employer, or (2) choose to discontinue your insurance coverage with the Company, for whatever reason. By your signature below, you acknowledge and agree that Navarre may modify your insurance plans or terminate your insurance plans at any time and that you shall have the same right to participate in equivalent insurance plans as is provided to the Company's executives. You further agree to promptly provide Navarre notice if you become covered or eligible to be covered under the health, dental, or life insurance policy of a new employer.

         3. Release of Claims. Specifically in consideration of the separation pay and benefits described in Paragraph 2, to which you would not otherwise be entitled, by signing this Agreement you, for yourself and anyone who has or obtains legal rights or claims through you, agree to the following:

                  a. You hereby do release, agree not to sue, and forever discharge Navarre (as defined below) of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, you have or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with your employment with Navarre, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of your signing this Agreement.


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                  b. This release includes, without limiting the generality of the foregoing, any claims you may have for wages, bonuses, commissions, penalties, compensation, deferred compensation, vacation pay, paid time off, separation benefits, defamation, invasion of privacy, negligence, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), alleged breach of contract, including but not limited to, any claims arising under your Leave of Absence or Employment Agreement, as amended, alleged violation of the United States Constitution, the Minnesota Constitution, the Minnesota Human Rights Act, Minn. Stat. Section 363.01 et seq., the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., Title VII of the Civil Rights Act, 42 U.S.C. Section 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101 et seq., the Employment Retirement Income Security Act of 1976, 29 U.S.C. Section 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. Section 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, and any claim for discrimination or retaliation based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance, sexual harassment or any other protected status.

                  c. You affirm that you have not caused or permitted, and to the full extent permitted by law will not cause or permit, to be filed any charge, complaint, or action of any nature or type against Navarre, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws, including discrimination laws. If you file, or have filed on your behalf, a charge of discrimination, you agree that the payment described above in Paragraph 2 is in complete satisfaction of any and all claims in connection with such charge.

                  d. You are not, by signing this Agreement, releasing or waiving (1) any vested interest you may have in any 401(k), pension or profit sharing plan by virtue of your employment with Navarre, (2) any rights or claims that may arise after it is signed, (3) the post-employment payment(s) specifically promised to you under this Agreement, or (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement.

                  e. Navarre, as used in this Paragraph 3, shall mean Navarre Corporation and its parent, subsidiaries, divisions, affiliated entities, insurers, if any, and its and their present and former officers, directors, shareholders, trustees, employees, agents, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of Navarre Corporation, in their official and individual capacities.

         4. Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you acknowledge and agree that Navarre has informed you by this Agreement that (1) you have the right to consult with an attorney of your choice prior to signing this Agreement, and (2) you are entitled to twenty-one (21) days from the receipt of this Agreement to consider whether the terms are acceptable to you. Navarre encourages you to use the full 21-day period to consider this Agreement but you have the right, if you choose, to sign this Agreement prior to the expiration of the twenty-one (21) day period.

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         5. Notification of Rights under the Minnesota Human Rights Act (Minn.
Stat. Chapter 363) and the Federal Age Discrimination in Employment Act (29 U.S.C. Section 621 et seq.). You are hereby notified of your right to rescind the release of claims contained in Paragraph 3 with regard to claims arising under the Minnesota Human Rights Act, Minnesota Statutes Chapter 363, within fifteen (15) calendar days of your signing this Agreement, and with regard to your rights arising under the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., within seven (7) calendar days of your signing this Agreement. The two rescission periods shall run concurrently. In order to be effective, the rescission must (a) be in writing; (b) delivered to Ryan Urness, Corporate Counsel, Navarre Corporation, 7400 49th Avenue North, New Hope, MN 55428, by hand or mail within the required period; and (c) if delivered by mail, the rescission must be postmarked within the required period, properly addressed to Ryan Urness, as set forth above, and sent by certified mail, return receipt requested. This Agreement will be effective upon the expiration of the 15-day period without rescission. You understand that if you rescind any part of this Agreement in accordance with this Paragraph 5, you will not receive the separation pay or benefits described in Paragraph 2.

         6. Return of Property. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by Navarre are the sole property of Navarre. By signing this Agreement you further agree and represent that you have returned to Navarre all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of, or the duties and services you performed on behalf of Navarre.

         7. Nondisparagement and Confidentiality. You promise and agree not to disparage Navarre, its directors, management personnel and/or employees. You also promise and agree not to disclose or discuss, directly or indirectly, in any manner whatsoever, any information regarding either (1) the contents and terms of this Agreement, or (2) the substance and/or nature of any dispute between Navarre and any employee or former employee, including yourself. You agree that the only people with whom you may discuss this confidential information are your legal and financial advisors and your immediate family, provided they agree to keep the information confidential, or as otherwise required by law.

         8. Remedies. If you breach any term of this Agreement, Navarre may commence legal action and pursue its available legal and equitable remedies, including but not limited to suspending and recovering any and all payments and benefits made or to be made under this Agreement. If Navarre seeks and/or obtains relief from an alleged breach of this Agreement, all of the provisions of this Agreement shall remain in full force and effect.

         9. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by Navarre or you of any liability or unlawful conduct whatsoever. Navarre and you specifically deny any liability or unlawful conduct.

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         10. Successors and Assigns. This Agreement is personal to you and may not be assigned by you without the written agreement of Navarre. The rights and obligations of this Agreement shall inure to the successors and assigns of Navarre.

         11. Enforceability. If a court finds any term of this Agreement to be invalid, unenforceable, or void, the parties agree that the court shall modify such term to make it enforceable to the maximum extent possible. If the term cannot be modified, the parties agree that the term shall be severed and all other terms of this Agreement shall remain in effect.

         12. Law Governing. This Agreement shall be governed and construed in accordance with the laws of the State of Minnesota.

         13. Full Agreement. This Agreement, and the agreement contained in Exhibit A hereto, contains the full agreement between you and Navarre and may not be modified, altered, or changed in any way except by written agreement signed by both parties. The parties agree that this Agreement supersedes and terminates any and all other written and oral agreements and understandings between the parties.

         14. Acknowledgment of Reading and Understanding. By signing this Agreement, you acknowledge that you have read this Agreement, including the release of claims contained in Paragraph 3, and understand that the release of claims is a full and final release of all claims you may have against Navarre and the other entities and individuals covered by the release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily.


         (The remainder of this page has been intentionally left blank.)


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         The offer contained in this Agreement will expire at 5:00 p.m. on May
22, 2004. After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing both copies of the Agreement. Please then return one copy of this Agreement in the envelope provided by no later than 5:00 p.m. on May 22, 2004. You should keep the other copy for your records.

Sincerely,

NAVARRE CORPORATION





Eric H. Paulson
Chief Executive Officer


                          ACKNOWLEDGMENT AND SIGNATURE

         By signing below, I, Charles E. Cheney, acknowledge and agree that I have read this Separation Agreement and Release carefully. I understand all of its terms. In signing this Separation Agreement and Release I have not relied on any statements or explanations made by Navarre except as specifically set forth in this Separation Agreement and Release. I have had adequate time to consider whether to sign this Separation Agreement and Release and am voluntarily and knowingly releasing my claims against Navarre as defined in this Separation Agreement and Release. I intend this Separation Agreement and Release to be legally binding. I am signing this Separation Agreement and Release on or after my last day of employment with Navarre.


Accepted this ____ day of May, 2004.




-------------------------------
    Charles E. Cheney



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                                    EXHIBIT A

                  NONCOMPETITION AND NONSOLICITATION AGREEMENT

         This is an agreement between Navarre Corporation, a Minnesota corporation, which is referred to as "Navarre," and the individual whose signature appears below, who is referred to as "I" or "me."

         I was employed by Navarre in varying capacities and most recently as its Executive Vice President from February 25, 1985, through April 30, 2004. I understand that I was employed in a position of trust and confidence and had access to and became familiar with the methods, research, services, and procedures that Navarre uses. I also understand that as part of my duties, I developed and maintained close working relationships with Navarre's customers and suppliers.

         I understand that I must protect this information and these relationships and use them for Navarre's benefit only, not for my own or another's benefit. I understand that this Agreement is intended to protect the business which Navarre has built and that if I break any part of this Agreement, it would seriously harm Navarre's business and cause damage that would be impossible to measure.

         My employment with Navarre ended on April 30, 2004. Pursuant to my Employment Agreement with Navarre dated October 1, 1996, as amended, Navarre is obligated to make certain post-employment payments to me totaling $470,000, less applicable deductions and withholding, provided I execute and return this Nonsolicitation and Noncompetition Agreement. I understand that if I do not execute and return this Nonsolicitation and Noncompetition Agreement, Navarre shall have no obligation to make such post-employment payments to me.

                                   AGREEMENTS

         In consideration of the post-employment payments described above, I agree:

                            Confidential Information

         1. Ownership of Properties; Confidentiality; Exclusivity; Investments. I hereby reaffirm, and agree strictly to abide by Section 7 of my Employment Agreement dated October 1, 1996, as amended.

                 Noncompetition and Nonsolicitation Restrictions

         2. Noncompetition Restriction. For a period of four (4) years after termination of my employment with Navarre for whatever reason, whether voluntary or involuntary, I will not, anywhere in the United States or Canada, directly or indirectly, own, manage, operate, control, be employed by, consult for, participate in, or provide services to any business, entity or person that is in competition with Navarre or researches, develops, produces, markets, sells, or leases products,


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processes, or services that are the same as or similar to, or compete with, then-current products, processes or services researched, developed, produced, marketed, sold, or leased by Navarre.

         3. Nonsolicitation of Customers. For a period of four (4) years following the termination of my employment with Navarre for whatever reason, whether voluntary or involuntary, I will not, directly or indirectly, solicit or attempt to solicit any of Navarre's then current customers for the purpose of offering to provide or providing them with any services or products that are the same as or similar to, or compete with, products or services researched, developed, produced, marketed, sold, or leased by Navarre. For purposes of this Agreement, "customers" shall be defined to mean Navarre's then current customers and customers of Navarre who have done business with Navarre at any time during the preceding twelve (12) month period.

         4. Nonsolicitation of Employees. For a period of four (4) years following the termination of my employment with Navarre for whatever reason, whether voluntary or involuntary, I will not, directly or indirectly, solicit any of Navarre's employees for the purpose of hiring them or inducing them to leave their employment with Navarre.

                                    Remedies

         5. Remedies. If I violate this Agreement Navarre may seek injunctive relief and/or any other remedy allowed to Navarre by law, in equity, or as might be otherwise available to it.

         6. Severability. If a court rules that any part of this Agreement is not enforceable, that part may be modified by the court to make it enforceable to the maximum extent possible. If the part cannot be so modified, that part may be severed and the other parts of the Agreement shall remain enforceable.

         7. Nonwaiver. Navarre's action in not enforcing a breach of any part of this Agreement shall not prevent Navarre from enforcing it as to any other breach of this Agreement.

         8. Survival of Restrictions. I agree that the restrictions contained in this Agreement shall apply to me no matter how my employment terminated and regardless of whether my termination was voluntary or involuntary. I further agree that the restrictions contained in this Agreement are reasonable and shall survive the termination of my employment.

         9. Assignment. The terms of this Agreement shall bind and inure to the benefit of Navarre and its successors and assigns.

         10. Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Minnesota.


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                                 Acknowledgment

         11. Understandings. I acknowledge and agree that

                  a. Navarre informed me, as part of its offer of certain post-employment payments describe above, that a non-compete agreement would be required as a condition to my receipt of such payments;

                  b. I acknowledge and agree that the Company shall be required to make the post-employment payments described above to me only so long as I strictly comply with the terms of this Agreement. If I breach this Agreement, the Company's obligation to make any post-employment payment(s) to me shall cease immediately as of the date of the breach, for all time, irregardless of whether I later cure the breach.

                  c. The post-employment payments describe above will be paid over forty-eight (48) months, the same period as the term of the post-employment restrictions contained in this Agreement;

                  d. I have carefully considered the restrictions contained in this Agreement and agree that they are reasonable;

                  e. The restrictions in this Agreement will not unduly restrict me in securing other employment;

         12. Full Agreement. This Agreement incorporates the entire understanding between the parties as to its subject matter. This Agreement may not be canceled, modified, or otherwise changed except by another written agreement signed by Navarre and me.

                                        NAVARRE CORPORATION:


Dated: April 30, 2004                   By:
                                            ------------------------------------
                                            Eric H. Paulson
                                            Chief Executive Officer


                                        CHARLES E. CHENEY:


Dated: May ____, 2004                   By:
                                            ------------------------------------




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